                         AGREEMENT AND PLAN OF MERGER

                                   BETWEEN

                            GENZYME CORPORATION

                                    AND

                             PHARMAGENICS, INC.

                         _____________________________

                          Dated as of January 31, 1997
                         _____________________________




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                                 TABLE OF CONTENTS
                                                                       Page

SECTION 1 - THE MERGER.................................................  1
     1.1  The Merger...................................................  1
     1.2  Effective Time.................................................1
     1.3  Closing......................................................  1
     1.4  Effects of the Merger......................................... 2
     1.5  Articles of Organization and By-Laws.......................... 2
     1.6  Directors and Officers........................................ 2
     1.7  Name and Purpose of Surviving Corporation..................... 2
     1.8  Conversion of Stock..........................................  2
     1.9  Warrant to Purchase PharmaGenics Series A Stock..............  4
     1.11 No Fractional Shares.........................................  6
     1.12 Dissenting Shares............................................  6
     1.13 Indemnification..............................................  7

SECTION 2 - REPRESENTATIONS AND WARRANTIES OF PHARMAGENICS.............  8
     2.1  Organization and Qualification................................ 8
     2.2  Authority to Execute and Perform Agreements................... 8
     2.3  Capitalization and Title to Shares............................ 9
     2.4  Subsidiaries.................................................. 9
     2.5  SEC Reports..................................................  9
     2.6  Financial Statements......................................... 10
     2.7  Absence of Undisclosed Liabilities........................... 10
     2.8  No Material Adverse Change................................... 10
     2.9  No Breach.................................................... 11
     2.10 Actions and Proceedings...................................... 11
     2.11 Tax Matters.................................................. 11
     2.12 Compliance with Laws......................................... 12
     2.13 Contracts and Other Agreements............................... 12
     2.14 Properties................................................... 13
     2.15 Intellectual Property........................................ 14
     2.16 Employee Benefit Plans....................................... 14
     2.17 Employee Relations........................................... 15
     2.18 Insurance.................................................... 15
     2.19 Brokerage.................................................... 15
     2.20 Hazardous Materials.......................................... 15
     2.21 Fairness Opinion............................................. 16
     2.22 State Anti-Takeover Laws..................................... 16
     2.23 Disclosure................................................... 16

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF GENZYME...................17
     3.1  Organization..................................................17
     3.2  Authority to Execute and Perform Agreement....................17
     3.3  Capitalization................................................17
     3.4  SEC Reports.................................................. 18

                                    (i)

     3.5  Financial Statements......................................... 18
     3.6  Absence of Undisclosed Genzyme Liabilities................... 18
     3.7  No Material Adverse Change................................... 18
     3.8  No Breach.................................................... 19
     3.9  Actions and Proceedings...................................... 19
     3.10 Compliance with Laws......................................... 19
     3.11 Intellectual Property........................................ 20
     3.12 Contracts and Other Agreements............................... 20
     3.13 Authorization of Credit Facility............................. 20
     3.14 Disclosure................................................... 21

SECTION 4 - COVENANTS AND AGREEMENTS.................................   21
     4.1  Conduct of Business.......................................... 21
     4.2  Corporate Examinations and Investigations.................... 23
     4.3  Expenses....................................................  23
     4.4  Authorization from Others.....................................23
     4.5  Consummation of Agreement.....................................23
     4.6  Further Assurances........................................... 23
     4.7  Proxy Statement; Registration Statement...................... 24
     4.8  Stockholder Meetings......................................... 24
     4.9  PharmaGenics Compliance with Exchange Act and Securities
          Act..........................................................  25
     4.10 Genzyme Compliance with Exchange Act and Securities Act....... 25
     4.11 Public Announcements and Confidentiality...................... 26
     4.12 Affiliate Letters............................................. 26
     4.13 Stockholder Agreements........................................ 26
     4.14 No Solicitation............................................... 27
     4.15 Molecular Oncology Division................................... 27
     4.16 Designated Shares............................................. 27
     4.17 Stand-by Credit Facility...................................... 27

SECTION 5 - CONDITIONS PRECEDENT TO THE OBLIGATIONS
OF EACH PARTY TO CONSUMMATE THE MERGER ................................. 29
     5.1  Approvals..................................................... 29
     5.2  Registration Statement........................................ 29
     5.3  Absence of Order.............................................. 29

SECTION 6 - CONDITIONS PRECEDENT TO THE OBLIGATION OF
GENZYME TO CONSUMMATE THE MERGER........................................ 29
     6.1  Representations, Warranties and Covenants..................... 29
     6.2  Affiliate Letters............................................. 29
     6.3  Stockholder Agreements........................................ 30
     6.4  Opinions of Counsel to PharmaGenics........................... 30
     6.5  Tax Matters....................................................30
     6.6  Dissenting Shares..............................................30
     6.7  Certificate of Merger..........................................30
     6.8  Comfort Letter................................................ 30
     6.9  SAGE License.................................................  30

                                    (ii)

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     6.10 Unsigned Agreements........................................... 30
     6.11 Amendment of PaineWebber Engagement Letter.................... 30
     6.12 Exercise of Stock Purchase Option and Transfer of Technology.  31
     6.13 Delivery of Cancelled Warrants................................ 31
     6.14 Commitment Letter............................................. 31
     6.15 Legal Proceedings............................................. 31
     6.16 Certificates.................................................. 31

SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION OF
PHARMAGENICS TO CONSUMMATE THE MERGER................................... 31
     7.1  Representations, Warranties and Covenants..................... 31
     7.2  Opinion of Counsel to Genzyme................................. 32
     7.3  Tax Opinion..................................................  32
     7.4  Merger Documents.............................................  32
     7.5  Certificates.................................................. 32

SECTION 8 - TERMINATION, AMENDMENT AND WAIVER........................... 32
     8.1  Termination................................................... 32
     8.2  Effect of Termination......................................... 34
     8.3  Termination Fee............................................... 34
     8.4  Amendment..................................................... 34
     8.5  Waiver........................................................ 35

SECTION 9 - MISCELLANEOUS............................................... 35
     9.1  No Survival................................................... 35
     9.2  Notices....................................................... 35
     9.3  Entire Agreement.............................................. 36
     9.4  No Third Party Beneficiaries.................................. 36
     9.5  Governing Law................................................. 36
     9.6  Binding Effect; No Assignment..................................36
     9.7  Variations in Pronouns.........................................36
     9.8  Counterparts.................................................. 36

                             EXHIBITS

A    Form of GMO Series Designation
B    Form of Amendment to Articles of Organization of Genzyme Corporation
C    Form of Affiliate Letter
D    Form of Stockholder Agreements
E    Genzyme Molecular Oncology Division Assets and Liabilities
F    Policies of Genzyme Subsequent to Closing
G    Form of Promissory Note
H    Form of Opinion of Ballard Spahr Andrews & Ingersoll
I    Form of Opinion of Palmer & Dodge LLP

                                    (iii)

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of January 31, 1997 is between Genzyme Corporation ("Genzyme"), a Massachusetts corporation, and PharmaGenics, Inc. ("PharmaGenics"), a Delaware corporation.
 Genzyme desires to acquire PharmaGenics through a merger of PharmaGenics with and into Genzyme on the terms and conditions hereof. PharmaGenics desires to combine its business with Genzyme's molecular oncology business and for its stockholders to have a continuing equity interest in such combined businesses. This Agreement and the resulting merger are intended to be a tax-free "plan of reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Board of Directors of each of the parties deems it advisable and in the best interests of, and fair to, their respective stockholders to consummate, and have approved and recommended that their stockholders approve, the combined transaction contemplated herein.

     Accordingly, in consideration of the foregoing and the mutual representations and covenants contained herein, the parties hereto agree as follows:

                             SECTION 1- THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Business Corporation Law of the Commonwealth of Massachusetts (the "MBCL") and the General Corporation Law of the State of Delaware (the "DGCL"), PharmaGenics shall be merged with and into Genzyme (the "Merger"). The Merger shall occur at the Effective Time (as defined in
Section 1.2). Following the Merger, Genzyme shall be the surviving corporation (the "Surviving Corporation") and the separate corporate existence of PharmaGenics shall cease.

     1.2 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties shall cause the Merger to be consummated by filing and recording articles of merger in accordance with
Section 79 of the MBCL (the "Articles of Merger") and a certificate of merger in accordance with Section 252(c) of the DGCL (the "Certificate of Merger") and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Articles of Merger and the Certificate of Merger are duly filed with the Secretary of the Commonwealth of Massachusetts and the Secretary of State of Delaware, respectively, in accordance with the MBCL and the DGCL, or at such later time as is specified by mutual agreement in the Articles of Merger and the Certificate of Merger (the "Effective Time").

     1.3 Closing. Immediately prior to the filing of the Articles of Merger and the Certificate of Merger, a closing (the "Closing") will be held at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming satisfaction or waiver of all conditions to the Merger. The Closing shall take place on the third business day after the last to occur of:

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     (a)  the day this Agreement is adopted by the stockholders of
PharmaGenics pursuant to Section 4.8(a);

     (b) the day this Agreement is approved by the stockholders of Genzyme pursuant to Section 4.8(b); and

     (c) the date all other conditions to the Merger (other than those to be satisfied by deliveries at the Closing) have been satisfied or waived;

or on such other date as the parties may agree. The date on which the Closing occurs is referred to herein as the "Closing Date".

     1.4 Effects of the Merger. The Merger shall have the effects set forth in Sections 80 and 81 of the MBCL and Sections 259, 260 and 261 of the DGCL.

     1.5 Articles of Organization and By-Laws. The articles of organization of Genzyme as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Corporation immediately after the Effective Time, provided that such articles shall have been amended to (i) redesignate the existing classes of Genzyme common stock as series of common stock, (ii) authorize the Genzyme Board of Directors to designate additional series of common stock and (iii) designate a new series of Genzyme common stock having terms substantially as set forth in Exhibit A (the "GMO Series Designation"). If the conditions set forth in the proviso to the preceding sentence are not met, the articles of organization of Genzyme, as amended by the amendment thereto substantially in the form attached hereto as Exhibit B (the "GMO Charter Amendment") shall be the articles of organization of the Surviving Corporation immediately after the Effective Time. The by-laws of Genzyme as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation immediately after the Effective Time.

     1.6 Directors and Officers. The directors and officers of Genzyme immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time.

     1.7 Name and Purpose of Surviving Corporation. The name of the Surviving Corporation shall be Genzyme Corporation. The purpose of the Surviving Corporation is to develop, manufacture and sell human health care products and to engage generally in any business that may lawfully be carried on by a corporation formed under Chapter 156B of the General Laws of Massachusetts.

     1.8  Conversion of Stock.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of Genzyme or PharmaGenics:

          (i) All shares of PharmaGenics Series A Convertible Preferred Stock, $0.01 par value per share ("PharmaGenics Series A Stock"), Series B Convertible Preferred Stock, $0.01 par value per share ("PharmaGenics Series B Stock") and Series C Convertible

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Preferred Stock, $0.01 par value per share ("PharmaGenics Series C Stock"), outstanding immediately prior to the Effective Time, other than shares held by PharmaGenics as treasury stock, Dissenting Shares (as defined in Section 1.12) and shares owned by Genzyme or any Subsidiary (as defined in Section 2.4) of Genzyme, shall be converted into and become the right to receive, in the aggregate, 4,000,000 shares, of Genzyme Molecular Oncology Division Common Stock, $0.01 par value per share, as defined in the GMO Series Designation if the conditions set forth in the proviso to the first sentence of Section 1.5 have been met as of the Effective Time, or if such conditions have not been met, as defined in the GMO Charter Amendment (in either case, such series or class of stock is referred to herein as "GMO Stock"). Such shares of GMO Stock are referred to herein as the "Merger Consideration".
The Merger Consideration will be allocated among the holders of the PharmaGenics Preferred Stock (as hereinafter defined) in accordance with
Section 1.8(b) of this Agreement, subject to adjustment as described below and subject to reduction for shares of GMO Stock otherwise allocable to holders of Dissenting Shares (as described in Section 1.12(c) in the case of Dissenting Common Shares and Section 1.12(a) in the case of Dissenting Shares of PharmaGenics Preferred Stock) and for the shares of GMO Stock issuable upon exercise of the Comdisco Warrant (as defined in Section 1.9) after the Effective Time. PharmaGenics Series A Stock, PharmaGenics Series B Stock and PharmaGenics Series C Stock are referred to herein collectively as the "PharmaGenics Preferred Stock", and the PharmaGenics Preferred Stock, together with the PharmaGenics Common Stock (as defined below), are referred to herein collectively as the "PharmaGenics Stock." The Merger Consideration shall be adjusted as follows:

          (A) the Merger Consideration shall be reduced by subtracting the number of shares of GMO Stock equal to the quotient obtained by dividing (i) the aggregate fees payable by PharmaGenics to PaineWebber Incorporated ("PaineWebber") in connection with the Merger by (ii) $7.00 (the "GMO Per Share Value"), and

           (B) if the expenses of PharmaGenics paid or incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including any brokerage, investment banking, accounting and legal fees exceed $1,000,000 in the aggregate, the Merger Consideration shall be reduced by subtracting the number of shares of GMO Stock equal to the quotient obtained by dividing (i) the aggregate of such excess by (ii) the GMO Per Share Value.

          (ii) All shares of PharmaGenics Common Stock, $0.01 par value per share ("PharmaGenics Common Stock") outstanding at the Effective Time shall be canceled without any conversion thereof and no payment shall be made with respect thereto.

          (iii) All shares of PharmaGenics Stock held at the Effective Time by PharmaGenics as treasury stock shall be canceled without any conversion thereof and no payment shall be made with respect thereto.

          (iv) All shares of PharmaGenics Stock owned beneficially at the Effective Time by Genzyme or any Subsidiary of Genzyme shall be canceled without any conversion thereof and no payment shall be made with respect thereto.

          (v)  All Dissenting Shares shall be treated in accordance with
Section 1.12.

         (vi) All shares of Genzyme capital stock outstanding immediately prior to the Effective Time shall remain outstanding as shares of the Surviving Corporation without any conversion thereof.

     (b) The Merger Consideration shall be allocated among the holders of PharmaGenics Preferred Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) by allocating to each such holder that number of shares of GMO Stock determined by multiplying the number of shares of each class of PharmaGenics Preferred Stock held by such holder by the applicable conversion factor set forth below:

     Series A Conversion Factor: 0.000000058451 multiplied by the number of shares comprising the Merger Consideration (without reduction for Dissenting Shares of PharmaGenics Preferred Stock and the shares issuable upon exercise of the Comdisco Warrant).

     Series B Conversion Factor: 0.000000235690 multiplied by the number of shares comprising the Merger Consideration (without reduction for Dissenting Shares of PharmaGenics Preferred Stock and the shares issuable upon exercise of the Comdisco Warrant).

     Series C Conversion Factor: 0.000000067564 multiplied by the number of shares comprising the Merger Consideration (without reduction for Dissenting Shares of PharmaGenics Preferred Stock and the shares issuable upon exercise of the Comdisco Warrant).

If, prior to Closing, Genzyme pays a dividend or makes a distribution on any class of Genzyme capital stock payable in GMO Stock, other than a distribution of the GMO Designated Shares (as defined in Section 7.a. of the GMO Series Designation or in Section 8.k. of the GMO Charter Amendment, whichever is in effect at the Effective Time), or subdivides, combines, reclassifies or takes other similar actions with respect to the GMO Stock, the conversion factors described above shall be appropriately adjusted.

     1.9 Warrant to Purchase PharmaGenics Series A Stock. At the Effective Time, the warrant issued by PharmaGenics to Comdisco, Inc. on April 30, 1991 (the "Comdisco Warrant") for the purchase of shares of PharmaGenics Series A Stock, to the extent outstanding and unexercised, shall cease to represent a right to acquire shares of PharmaGenics Series A Stock and shall be converted automatically into a warrant to purchase the number of shares of GMO Stock in an amount and at an exercise price determined as follows and the right to receive payment of cash for any fractional shares (as provided in Section 1.11). The number of shares of GMO Stock subject to the Comdisco Warrant shall be equal to the product obtained by multiplying (i) the number of shares of PharmaGenics Series A Stock subject to the original Comdisco Warrant by (ii) the Series A Conversion Factor set forth above. The exercise price per share of GMO Stock under the new Comdisco Warrant shall be equal to the quotient obtained by dividing (i) the exercise price per share of

PharmaGenics Series A Stock under the original Comdisco Warrant by (ii) the Series A Conversion Factor, provided that such exercise price shall be rounded to the nearest cent.

     1.10 Exchange of Certificates.

     (a) At the Effective Time, the stock transfer books of PharmaGenics shall be closed and no transfers of shares of PharmaGenics Stock may be made thereafter. Genzyme shall authorize one or more persons (not affiliated with Genzyme) to act, until such time as all certificates representing shares of PharmaGenics Preferred Stock shall have been exchanged in accordance herewith, as exchange agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Genzyme shall cause the Exchange Agent to mail to all former holders of record of PharmaGenics Preferred Stock instructions for surrendering their certificates representing PharmaGenics Preferred Stock in exchange for a certificate or certificates representing shares of GMO Stock (determined in accordance with Section 1.8(b). Upon such surrender of a PharmaGenics Preferred Stock certificate to the Exchange Agent, the holder of such certificate shall be entitled to receive in exchange therefor, at the time specified in Section 1.10(b), a certificate representing that number of whole shares of GMO Stock into which the shares of PharmaGenics Preferred Stock theretofore represented by such certificate so surrendered shall have been converted pursuant to the provisions of this Agreement (together with any cash in lieu of fractional shares pursuant to Section 1.11), and the certificate so surrendered shall forthwith be canceled. Until surrendered in accordance with the provisions of this Section, each PharmaGenics Preferred Stock certificate (other than certificates for shares to be canceled in accordance with Section 1.8(a)(ii),
(iii) and (iv) hereof and Dissenting Shares, if any) shall represent for all purposes the right to receive shares of GMO Stock and the right to receive payment of cash for fractional shares, if any, pursuant to Section 1.11 hereof. Until such certificates are surrendered, the holders thereof shall not be entitled to receive any dividend or other distribution payable to holders of shares of GMO Stock. Upon such surrender, there shall be paid to the record holder of the certificates representing shares of GMO Stock issued upon such exchange, the amount of dividends or other distributions that became payable following the Effective Time and were not paid because of the failure to surrender certificates for exchange. In no event shall the persons entitled to receive such dividends or distributions be entitled to receive interest thereon. GMO Stock into which the PharmaGenics Preferred Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time. If any GMO Stock certificates are to be issued in a name other than that in which the PharmaGenics Preferred Stock certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of GMO Stock in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (b) All certificates for GMO Stock issued in exchange for PharmaGenics Preferred Stock shall be held by the Exchange Agent, no delivery thereof to the former holders of PharmaGenics Preferred Stock, or transfers thereof on the books of Genzyme, may be made until the earlier of:

          (i) in the case of certificates to be issued to executive officers and directors of PharmaGenics and the beneficial owners of five percent (5%) or more of the PharmaGenics Common Stock (on an as converted basis) and each of HealthCare Ventures II, L.P., HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., Hudson Trust, Everest Trust and PaineWebber R&D Partners III, L.P., and their respective affiliates:

          (A) 270 days after the effectiveness of a registration statement for an initial public offering of GMO Stock, (B) three (3) years following the Closing Date or (C) the distribution or sale of GMO Designated Shares by Genzyme to the public; provided, however, that in the case of clauses (A) or
(B), if Genzyme, as of such date, has filed a registration statement for a public offering of GMO Stock (other than the initial public offering of GMO Stock), such date shall be extended until 90 days after the effective date of such registration statement, and

          (ii) in the case of certificates to be issued to all other holders of PharmaGenics Preferred Stock:

          (A) 180 days after the effectiveness of a registration statement for an initial public offering of GMO Stock, (B) three (3) years following the Closing Date or (C) the distribution or sale of GMO Designated Shares by Genzyme to the public; provided, however, that in the case of clauses (A) or
(B), if Genzyme, as of such date, has filed a registration statement for a public offering of GMO Stock (other than the initial public offering of GMO Stock), such date shall be extended until 90 days after the effective date of such registration statement.

     1.11 No Fractional Shares. No certificates representing fractional shares of GMO Stock shall be issued upon the surrender for exchange of PharmaGenics Preferred Stock certificates. No fractional interest shall entitle the owner to vote or to any rights of a security holder. In lieu of fractional shares, each record holder of shares of PharmaGenics Preferred Stock who would otherwise have been entitled to a fractional share of GMO Stock, will receive upon surrender of a PharmaGenics Preferred Stock certificate an amount in cash (without interest) determined by multiplying such fraction by the GMO Per Share Value. Genzyme shall not be liable to any holder of shares of PharmaGenics Preferred Stock for any cash in lieu of fractional interests delivered to a public official pursuant to applicable escheat or abandoned property laws.

     1.12 Dissenting Shares.

     (a) Shares of PharmaGenics Stock held by a stockholder who has properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL are referred to herein as "Dissenting Shares". Shares of PharmaGenics Preferred Stock that constitute Dissenting Shares shall not be converted into Merger Consideration and shares of GMO Stock shall not be issued pursuant to Section 1.8(b) in exchange therefor. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall no longer retain any rights of a stockholder of PharmaGenics or the Surviving Corporation, except those provided under the DGCL.

     (b) PharmaGenics shall give Genzyme (i) prompt notice of any written notices and demands under Section 262 of the DGCL with respect to any shares of capital stock of PharmaGenics, any withdrawal of any such demands and any other instruments served pursuant to the DGCL and received by PharmaGenics and (ii) the right to participate in all negotiations and proceedings with respect to any demands under Section 262 with respect to any shares of capital stock of PharmaGenics. PharmaGenics shall cooperate with Genzyme concerning, and shall not, except with the prior written consent of Genzyme, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

     (c) If any holder of PharmaGenics Common Stock has properly exercised appraisal rights with respect to shares of PharmaGenics Common Stock ("Dissenting Common Shares"), Genzyme shall have the right to offset any payment made, or reasonably expected to be made, by it to such holder in respect thereof, against the shares of GMO Stock to be delivered as the Merger Consideration. Such offset shall be made prior to any issuance of certificates for GMO Stock pursuant to Section 1.10 by subtracting from the Merger Consideration the number of shares of GMO Stock determined by dividing
(i) all payments made or reasonably expected to be made by Genzyme to the holders of Dissenting Common Shares by (ii) the GMO Per Share Value. In such event, the number of shares of GMO Stock allocable pursuant to Section 1.8(b) in respect of each share of PharmaGenics Preferred Stock shall be recalculated in accordance with such section using the Merger Consideration as so reduced.

     1.13 Indemnification. If, at any time prior to the delivery to the former holders of PharmaGenics Preferred Stock of certificates for GMO Stock pursuant to Section 1.10, any holder of PharmaGenics Stock (as of the Effective Time) has commenced or threatened (in writing) to commence any action, suit, or legal, administrative or arbitration proceeding (collectively referred to herein as a "Proceeding") against either PharmaGenics or Genzyme, challenging the Merger or seeking damages or injunctive relief in connection with PharmaGenics's entering into this Agreement (a "Challenging Stockholder"), Genzyme shall have the right to offset any cash payment and the value of any noncash payment made, or reasonably expected to be made, by it to such Challenging Stockholder (and any reasonably anticipated additional Challenging Stockholders) in respect thereof and any expenses (including legal expenses) incurred or reasonably expected to be incurred in connection therewith, against the shares of GMO Stock to be delivered as the Merger Consideration. Such offset shall be made prior to any issuance of certificates for GMO Stock pursuant to Section 1.10 by subtracting from the Merger Consideration the number of shares of GMO Stock determined by dividing (i) all payments and expenses made or reasonably expected to be made by Genzyme to such Challenging Stockholders by (ii) the GMO Per Share Value. In such event, the number of shares of GMO Stock allocable pursuant to Section 1.8(b) in respect of each share of PharmaGenics Preferred Stock shall be recalculated in accordance with such section using the Merger Consideration as so reduced or in accordance with any judicial determination regarding such allocation. If the amount subsequently paid upon final adjudication or settlement of a Proceeding is less than any offset previously made with respect to such Proceeding, such excess shall be allocated in accordance with Section 1.8(b) or in accordance with any judicial determination made in such Proceeding.

       SECTION 2 - REPRESENTATIONS AND WARRANTIES OF PHARMAGENICS

     Except as set forth on the disclosure schedule delivered to Genzyme on the date hereof (the "PharmaGenics Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, PharmaGenics represents and warrants to Genzyme as follows.

     2.1  Organization and Qualification.

     (a) PharmaGenics is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. PharmaGenics is qualified or otherwise authorized to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not have a material adverse effect on the assets, properties, business, results of operations or financial condition of PharmaGenics taken as a whole (the "Business of PharmaGenics"). The PharmaGenics Disclosure Schedule sets forth each jurisdiction in which PharmaGenics is qualified or otherwise authorized to transact business as a foreign corporation or other entity.

     (b) PharmaGenics has previously provided to Genzyme true and complete copies of the charter and by-laws of PharmaGenics as in effect on the date hereof, and PharmaGenics is not in default in the performance, observation or fulfillment of either its charter or by-laws. The minute books of PharmaGenics contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) and of the stockholders since the time of its incorporation and accurately reflect in all material respects all transactions referred to in such minutes and consents in lieu of meetings. The stock books or other record of equity interests of PharmaGenics are true and complete in all material respects.

     2.2 Authority to Execute and Perform Agreements. PharmaGenics has the corporate power and authority to enter into, execute and deliver this Agreement and, subject to the adoption of this Agreement by the stockholders of PharmaGenics, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of PharmaGenics. No other corporate action on the part of PharmaGenics is necessary to consummate the transactions contemplated hereby (other than approval by the stockholders of PharmaGenics of this Agreement). This Agreement has been duly executed and delivered by PharmaGenics and, subject to the foregoing, constitutes a valid and binding obligation of PharmaGenics, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

     2.3  Capitalization and Title to Shares.

     (a) The authorized capital stock of PharmaGenics consists of 15,000,000 shares of PharmaGenics Common Stock, of which 455,108 shares were issued and outstanding as of the date hereof, and 10,000,000 shares of Preferred Stock .
 Of such Preferred Stock, 2,500,000 shares have been designated PharmaGenics Series A Stock, of which 2,160,000 shares are issued and outstanding; 2,500,000 shares have been designated PharmaGenics Series B Stock, of which 2,138,399 shares are issued and outstanding; and 4,717,700 shares have been designated PharmaGenics Series C Stock, of which 3,076,556 shares are issued and outstanding. Such shares are owned of record by the persons and in the amounts set forth on the PharmaGenics Disclosure Schedule. No other class of capital stock of PharmaGenics is authorized or outstanding. All of the issued and outstanding shares of PharmaGenics Stock are duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. Upon the issuance of shares of PharmaGenics Preferred Stock to JHU (as defined in Section 4.17) in connection with the amendment of the SAGE license described in Section 6.9 and upon the exercise by the Partnership (as defined in Section 6.12) of the option referred to in Section 6.12, the number of outstanding shares of PharmaGenics Series A, B and Series C Stock will be 2,458,420, 2,270,463 and 4,717,700 respectively.

     (b) The issued and outstanding shares of PharmaGenics capital stock have not been issued in violation of any federal or state law or any preemptive right or rights to subscribe for or purchase such securities, except for violations that would not in the aggregate, have a material adverse effect on the transactions contemplated hereby or the Business of PharmaGenics.

     (c) The PharmaGenics Disclosure Schedule includes a true and complete list of all outstanding rights, subscriptions, warrants, calls, preemptive rights, options or other agreements of any kind to purchase or otherwise receive from PharmaGenics any shares of the capital stock or any other security of PharmaGenics, and all outstanding securities of any kind convertible into or exchangeable for such securities. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 2.3(c) have been previously furnished to Genzyme. There are no shareholder agreements, voting trusts, proxies or other similar agreements or understandings with respect to the outstanding shares of capital stock of PharmaGenics to which PharmaGenics is a party.

     2.4  Subsidiaries.

     (a) PharmaGenics does not own, directly or indirectly, any Subsidiaries, and does not have any investment in the capital stock of, and is not a party to a partnership or joint venture with, any other person. As used in this Agreement, "Subsidiary" or "Subsidiaries" means any corporation or other legal entity of which a party to this Agreement owns fifty percent (50%) or more of the stock or other equity interest entitled to vote for the election of directors or comparable governing body.

     2.5  SEC Reports.  PharmaGenics has previously delivered to Genzyme its
(i) Annual Report on Form 10-K for the year ended December 31, 1995 (the "PharmaGenics 10-K"), as filed with the Securities and Exchange Commission (the "SEC"), (ii) all proxy statements relating to PharmaGenics's meetings of stockholders held or to be held since December 31, 1995 and (iii) all other reports filed by PharmaGenics with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1995. As of their respective dates, such reports complied in all material respects with applicable SEC requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. PharmaGenics has timely filed with the SEC all reports required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since December 31, 1995.

     2.6 Financial Statements. The consolidated financial statements contained in the PharmaGenics 10-K and in PharmaGenics's quarterly report on Form 10-Q for the quarter ended September 30, 1996 (the "PharmaGenics 10-Q") have been prepared from, and are in accordance with, the books and records of PharmaGenics and fairly present the consolidated financial condition, results of operations and cash flows of PharmaGenics as of the dates and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject (in the case of the unaudited financial statements included in the PharmaGenics 10-Q) to normal year-end and audit adjustments and footnote disclosures, which in the aggregate are not material.

     2.7 Absence of Undisclosed Liabilities. At December 31, 1995, PharmaGenics had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 1995 (or the notes thereto) included in the PharmaGenics 10-K (the "PharmaGenics Balance Sheet") that were not adequately reflected or reserved against on the PharmaGenics Balance Sheet. PharmaGenics has no liabilities of the type required to be reflected or disclosed on a balance sheet in accordance with generally accepted accounting principles, other than liabilities (i) adequately reflected or reserved against on the PharmaGenics Balance Sheet,
(ii) reflected in PharmaGenics's unaudited balance sheet dated September 30, 1996 included in the PharmaGenics 10-Q (the "PharmaGenics Interim Balance Sheet"), (iii) incurred since September 30, 1996 in the ordinary course of business and consistent with past practice, (iv) that would not, in the aggregate, have a material adverse effect on the Business of PharmaGenics or
(v) set forth in Section 2.7 of the PharmaGenics Disclosure Schedule.

     2.8 No Material Adverse Change. Since December 31, 1995, except as set forth in the PharmaGenics 10-K or the PharmaGenics 10-Q, there has not been
(i) any material adverse change in the Business of PharmaGenics (provided, however, that no material adverse change in the Business of PharmaGenics shall be deemed to have occurred solely by reason of the fact that the opinion of PharmaGenics's independent auditors on PharmaGenics financial statements as of and for the year ended December 31, 1996 includes a paragraph expressing concern about PharmaGenics's ability to continue as a going concern) or (ii) action by PharmaGenics which, if taken on or after the date hereof, would require the consent or approval of Genzyme pursuant to
Section 4.1.

     2.9 No Breach. Except for (a) the filing of a Proxy Statement (as defined in Section 4.7) with the SEC pursuant to the Exchange Act, (b) the filing of the Certificate of Merger with the Secretary of State of Delaware, and (c) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts, the execution, delivery and performance of this Agreement by PharmaGenics and the consummation by PharmaGenics of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation or by-laws of PharmaGenics; (ii) violate or result in a breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which PharmaGenics is a party or by which its assets or properties are bound or subject; (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body applicable to PharmaGenics, or by which its assets or properties are bound; (iv) violate any Permit (as defined in Section 2.12); (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body; or (vi) result in the creation of any lien or other encumbrance on the assets or properties of PharmaGenics, excluding from the foregoing clauses (ii), (iii), (iv), (v) and (vi) any exceptions to the foregoing that, in the aggregate, would not have a material adverse effect on the Business of PharmaGenics or on the ability of PharmaGenics to consummate the transactions contemplated hereby.

     2.10 Actions and Proceedings. There are no outstanding orders, judgments, injunctions or decrees of any court, arbitrator or governmental or regulatory body against PharmaGenics. There are no actions, suits, investigations or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of PharmaGenics, threatened against PharmaGenics. To the best knowledge of PharmaGenics, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that individually or in the aggregate would have a material adverse effect upon the transactions contemplated hereby or upon the Business of PharmaGenics.

     2.11 Tax Matters.

     (a) PharmaGenics has filed all tax reports and returns required to be filed by it and has paid or will timely pay all taxes and other charges shown as due on such reports and returns. PharmaGenics is not delinquent in the payment of any material tax assessment or other governmental charge (including without limitation applicable withholding taxes). Any provision for taxes reflected in the PharmaGenics Balance Sheet or the PharmaGenics Interim Balance Sheet is adequate for payment of any and all tax liabilities for periods ending on or before September 30, 1996 and there are no tax liens on any assets of PharmaGenics except liens for current taxes not yet due.

     (b) There has not been any audit of any tax return filed by PharmaGenics and no audit of any such tax return is in progress and PharmaGenics has not been notified in writing by any tax authority that any such audit is contemplated or pending. PharmaGenics has no actual knowledge of any tax deficiency or claim for additional taxes asserted against PharmaGenics by any taxing authority and PharmaGenics knows of no grounds for assessment of any additional taxes. No extension of time with respect to any date on which a tax return was or is to be filed by PharmaGenics is in force, and no waiver or agreement by PharmaGenics is in force for the extension of time for the assessment or payment of any tax. For purposes of this Agreement, the term "tax" includes all federal, state, local and foreign taxes or assessments, including income, sales, excise, use, franchise, payroll, withholding, property and import taxes and any interest or penalties applicable thereto.

     (b) PharmaGenics does not, and is not required to, file any franchise, income or other tax return in any jurisdiction (in the United States or outside of the United States) other than its jurisdiction of incorporation, based upon the ownership or use of property therein or the derivation of income therefrom.

     (c) PharmaGenics has not agreed to, nor is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

     2.12 Compliance with Laws.

     (a) PharmaGenics has all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body material to the present conduct of its business (collectively, "Permits"); such Permits are in full force and effect; and no proceeding is pending or, to the best knowledge of PharmaGenics, threatened to revoke or limit any such Permit. The PharmaGenics Disclosure Schedule contains a true and complete list of all such Permits as of the date hereof.

     (b) PharmaGenics is not in violation of any applicable law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, except for violations that would not, in the aggregate, have a material adverse effect on the Business of PharmaGenics. During the last three years, PharmaGenics has not received notice of, and there has not been any citation, fine or penalty imposed against PharmaGenics for, any such violation or alleged violation. To the best knowledge of PharmaGenics, PharmaGenics has not received any such notice of violation more than three years ago which has not been resolved.

     2.13 Contracts and Other Agreements. PharmaGenics is not a party to or bound by, and its properties are not subject to, any contract or other agreement required to be disclosed in or filed as an exhibit to SEC Form 10-K or Form 10-Q which is not disclosed in or filed as an exhibit to the PharmaGenics 10-K or a subsequent 10-Q filed by PharmaGenics. All contracts and other agreements disclosed in or filed as exhibits to the PharmaGenics 10-K or a subsequent 10-Q and each of the contracts set forth on the PharmaGenics Disclosure Schedule are valid, subsisting, in full force and effect, binding upon PharmaGenics, and to the best knowledge of PharmaGenics, binding upon the other parties thereto in accordance with their terms, and PharmaGenics is not in default under any of them, nor, to the best knowledge of PharmaGenics, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by PharmaGenics or, to the best knowledge of PharmaGenics, by any other party thereunder, or that would give rise to a termination right on the part of any party thereto, except in each case, such defaults and conditions as would not, individually or in the aggregate, have a material adverse effect on the Business of PharmaGenics.

     The PharmaGenics Disclosure Schedule sets forth as of the date hereof a list of the following contracts and other agreements to which PharmaGenics is a party or by or to which its assets or properties are bound or subject:

     (a) any agreement or series of related agreements that requires aggregate payment by or to PharmaGenics of more than $100,000;

     (b) any indenture, trust agreement, loan agreement or note that involves or evidences outstanding indebtedness, obligations or liabilities for borrowed money (it being understood that amounts owing to trade creditors for goods or services in the ordinary course of business are excluded);

     (c)  any agreement of surety, guarantee or indemnification, other than
(i) an agreement in the ordinary course of business with respect to obligations in an amount not in excess of $10,000 or (ii) indemnification provisions contained in leases not otherwise required to be disclosed;

     (d) any written agreement with or for the benefit of any officer, director, employee, consultant or stockholder of PharmaGenics;

     (e) any agreement containing covenants of PharmaGenics not to compete in any line of business, in any geographic area or with any person or covenants of any other person not to compete with PharmaGenics or in any line of business of PharmaGenics; and

     (f) any agreement granting to or restricting the right of, PharmaGenics to use a trade name, trademark, logo or Proprietary Right (as defined in Section 2.15 hereof).

True and complete copies of all of the contracts and other agreements disclosed in or filed as exhibits to the PharmaGenics 10-K or a subsequent 10-Q or set forth on the PharmaGenics Disclosure Schedule have been previously provided to Genzyme.

     2.14 Properties. PharmaGenics owns and has good title to all of its assets and properties reflected as owned on the PharmaGenics Balance Sheet, free and clear of any lien, claim or other encumbrance, except for (i) the liens, claims or other encumbrances reflected on the PharmaGenics Balance Sheet, (ii) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the date of the PharmaGenics Balance Sheet, (iii) liens, claims or other encumbrances securing the liens of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (iv) liens for taxes not yet delinquent and (v) liens, claims, other encumbrances or defects in title that, in the aggregate, are not material to the Business of PharmaGenics. PharmaGenics does not own any real property and does not have any options or contractual obligations to purchase or acquire any interest in real property. PharmaGenics owns or has a valid leasehold interest in all of the buildings, structures, leasehold improvements, equipment and other tangible property material to the Business of PharmaGenics, all of which are in good and sufficient operating condition and repair, ordinary wear and tear excepted. PharmaGenics has not received notice that any of such property is in violation in any material respect of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

     2.15 Intellectual Property.

     (a) PharmaGenics owns, or is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, logos, franchises, and copyrights, and all applications for any of the foregoing, and all technology, inventions, trade secrets, know-how, computer software and processes to the extent material to the Business of PharmaGenics (collectively, the "Proprietary Rights"). PharmaGenics has previously delivered to Genzyme a certified list of all such patents and registered copyrights and trademarks, and all applications therefor (the "PharmaGenics Registered Rights"). All of the PharmaGenics Registered Rights owned by PharmaGenics, and to the best knowledge of PharmaGenics, all PharmaGenics Registered Rights licensed to PharmaGenics, have been registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified in Section 2.15 of the PharmaGenics Disclosure Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and in each such other jurisdiction.

     (b) To the best knowledge of PharmaGenics, the Business of PharmaGenics as currently conducted does not infringe upon the proprietary rights of others, nor has PharmaGenics received any notice or claim from any third party of such infringement by PharmaGenics. PharmaGenics is not aware of any material unlicensed infringement by any third party on, or any issued competing claim of right to use or own any of, the Proprietary Rights of PharmaGenics. To the best knowledge of PharmaGenics, none of the activities of the employees of PharmaGenics on behalf of PharmaGenics violates any agreements or arrangements that any such employees have with former employers. Any exceptions to the representations in this Section 2.15 are set forth on the certified list of PharmaGenics Registered Rights.

     2.16 Employee Benefit Plans.   The PharmaGenics Disclosure Schedule sets
forth a complete list of all pension, profit sharing, stock option, stock purchase, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation and sick pay, severance pay and similar plans, programs or arrangements, including without limitation all employee benefit plans as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by PharmaGenics (the "Plans"). PharmaGenics does not maintain or contribute to any "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA, and PharmaGenics has not incurred any material liability under Sections 4062, 4063 or 4201 of ERISA. Each Plan maintained by PharmaGenics which is intended to be qualified under either Section 401(a) or 501(c)(9) of the Code is so qualified. Each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code, and nothing has been done or omitted to be done with respect to any Plan that would result in any material liability on the part of

PharmaGenics under Title I of ERISA or Section 4975 of the Code. All reports required to be filed with respect to all Plans, including without limitation annual reports on Form 5500, have been timely filed except where the failure to so file would not have a material adverse effect on the Business of PharmaGenics. PharmaGenics does not maintain any pension plan subject to Title IV of ERISA. All claims for welfare benefits incurred by employees on or before the Closing are or will be fully covered by third-party insurance policies or programs. Except for continuation of health coverage to the extent required under Section 4980B of the Code or as otherwise set forth in this Agreement, there are no obligations under any welfare plan (within the meaning of Section 3(1) of ERISA) providing benefits after termination of employment.

     2.17 Employee Relations. PharmaGenics has approximately 36 full-time equivalent employees. PharmaGenics is not delinquent in payments to any of their employees or consultants for any wages, salaries, commissions, bonuses or other compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any employees, neither PharmaGenics nor Genzyme will by reason of the Merger or anything done prior to the Effective Time be liable to any such employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with PharmaGenics's normal policies). True and complete information as to the current compensation of all current directors, officers, employees or consultants of PharmaGenics including, in each case, name, current job title, annual rate of compensation, bonus potential, commissions and termination obligations has been previously provided to Genzyme.

     2.18 Insurance. The PharmaGenics Disclosure Schedule sets forth a true and complete list of all insurance policies and bonds maintained by PharmaGenics. All of such policies and bonds are in full force and effect and, to the knowledge of PharmaGenics, are valid and enforceable in accordance with their terms. PharmaGenics has not received any notice of cancellation or amendment of any such policy or bond or is in default thereunder, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

     2.19 Brokerage. No broker, finder, agent or similar intermediary (other than PaineWebber pursuant to the agreement described in Section 2.19 of the PharmaGenics Disclosure Schedule) has acted on behalf of PharmaGenics in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with PharmaGenics, or any action taken by it.

     2.20 Hazardous Materials.

     (a) The PharmaGenics Disclosure Schedule includes a true and correct list of all Hazardous Materials (as hereinafter defined) generated, used, handled or stored by PharmaGenics, the proper disposal of which has required or will require any material expenditure by PharmaGenics. There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of common law or any applicable environmental law at any site owned or premises leased by PharmaGenics, during the period of PharmaGenics's ownership or lease or, to the best knowledge of PharmaGenics, prior thereto, excluding any such events that would not, in the aggregate, have a material adverse effect on the Business of PharmaGenics. Nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises during such period or to the best knowledge of PharmaGenics, prior thereto, in violation of common law or any applicable environmental law or which created or will create an obligation to report or remediate such release, excluding any such events that would not, in the aggregate, have a material adverse effect on the Business of PharmaGenics. "Hazardous Materials" means any "hazardous waste" as defined in either the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901-6991i, or regulations adopted pursuant to said Act, any "hazardous substances" or "hazardous materials" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 to 9675, and, to the extent not included in the foregoing, any medical or laboratory waste.

     (b) There is no environmental, health or safety matter now in existence that reasonably could be expected to have a material adverse effect on the Business of PharmaGenics. PharmaGenics has previously provided to Genzyme copies of all documents concerning any environmental or health and safety matter that could have a material adverse effect on the Business of PharmaGenics, if any, and copies of any environmental audits, risk assessments or site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and material correspondence with any governmental agency regarding the foregoing.

     2.21 Fairness Opinion. The Board of Directors of PharmaGenics has received the opinion of PaineWebber to the effect that, as of the date on which the Board of Directors authorized this Agreement, the Merger is fair from a financial point of view to PharmaGenics and its stockholders, and such opinion has not, as of the date hereof, been withdrawn.

     2.22 State Anti-Takeover Laws. Prior to the time this Agreement was executed, the Board of Directors of PharmaGenics has taken all action necessary to exempt under or make not subject to Section 203 of the DGCL: (i) the execution of this Agreement and the Stockholder Agreements (as defined in Section 4.13); (ii) the Merger; and (iii) the transactions contemplated hereby and by the Stockholder Agreements.

     2.23 Disclosure. The representations, warranties and statements made by PharmaGenics in this Agreement and in the other documents and certificates delivered in connection herewith do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

            SECTION 3 - REPRESENTATIONS AND WARRANTIES OF GENZYME

     Except as set forth on the disclosure schedule delivered to PharmaGenics on the date hereof (the "Genzyme Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Genzyme represents and warrants, as follows.

     3.1  Organization.   Genzyme is a corporation duly organized, validly
existing and in good standing under the laws of the Commonwealth of Massachusetts and has full corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted.

     3.2 Authority to Execute and Perform Agreement. Genzyme has the corporate power and authority to enter into, execute and deliver this Agreement and, subject to the approval of this Agreement by Genzyme's stockholders, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Genzyme. No other corporate action on the part of Genzyme is necessary to consummate the transactions contemplated hereby (other than approval of this Agreement by the stockholders of Genzyme). This Agreement has been duly executed and delivered by Genzyme and, subject to the foregoing, constitutes a valid and binding obligation of Genzyme, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

     3.3 Capitalization. The authorized capital stock of Genzyme consists of 200,000,000 shares of General Division Common Stock, $0.01 par value per share ("GGD Stock"), of which 70,586,660 shares were issued and outstanding as of October 31, 1996, 40,000,000 shares of Tissue Repair Division Common Stock, $0.01 par value per share ("GTR Stock"), of which 12,892,671 shares were issued and outstanding as of October 31, 1996, and 10,000,000 shares of preferred stock, $0.01 par value per share ("Genzyme Preferred Stock"), issuable in series, none of which are outstanding. Of the Genzyme Preferred Stock, 2,000,000 and 400,000 shares have been designated as Series A Junior Participating Preferred Stock and Series B Junior Participating Preferred Stock, respectively, and reserved for issuance under Genzyme's shareholder rights plan. The shares of GMO Stock to be issued in the Merger will be, when issued, duly and validly issued, fully paid and nonassessable, and not subject to any restriction on transfer imposed by the articles of organization or by-laws of Genzyme. As of October 31, 1996, except for (a) an aggregate of 15,894,202 shares of GGD Stock and an aggregate of 3,763,978 shares of GTR Stock reserved for issuance under various stock option, stock purchase and savings plans of Genzyme, (b) an aggregate of 4,821,710 and 325,465 shares of GGD Stock and GTR Stock, respectively, reserved for issuance upon the exercise of outstanding warrants, and (c) the Series A and B Junior Participating Preferred Stock reserved for issuance under Genzyme's shareholder rights plan, there is no outstanding right, subscription, warrant, call, preemptive right, option or other agreement of any kind to purchase or otherwise to receive from Genzyme any shares of the capital stock of Genzyme and there is no outstanding security of any kind convertible into or exchangeable for such capital stock. All issued and outstanding shares of GGD Stock and GTR Stock are validly issued, fully paid, non-assessable and free of any preemptive rights.

     3.4  SEC Reports.  Genzyme has previously delivered to PharmaGenics its
(i) Annual Report on Form 10-K for the year ended December 31, 1995 (the "Genzyme 10-K"), as filed with the SEC, (ii) all proxy statements relating to Genzyme's meetings of stockholders held since December 31, 1995 and (iii) all other reports filed by Genzyme with the SEC under the Exchange Act since December 31, 1995. As of their respective dates, such reports complied in all material respects with applicable SEC requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Genzyme has timely filed with the SEC all reports required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since December 31, 1995.

     3.5 Financial Statements. The consolidated financial statements contained in the Genzyme 10-K and in Genzyme's quarterly report on Form 10-Q for the quarter ended September 30, 1996 (the "Genzyme 10-Q") have been prepared from, and are in accordance with, the books and records of Genzyme and fairly present the consolidated financial condition, results of operations and cash flows of Genzyme and its consolidated subsidiaries as of and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject (in the case of the unaudited financial statements included in the Genzyme 10-Q) to normal year-end and audit adjustments and footnote disclosures, which in the aggregate, are not material.

     3.6 Absence of Undisclosed Genzyme Liabilities. At December 31, 1995, Genzyme had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 1995 (or the notes thereto) included in the Genzyme 10-K that were not adequately reflected or reserved against on such balance sheet. Genzyme has no liabilities of the type required to be reflected or disclosed in a balance sheet under generally accepted accounting principles, other than liabilities (i) adequately reflected or reserved against on such balance sheet, (ii) reflected in Genzyme's unaudited consolidated balance sheet included in the Genzyme 10-Q,
(iii) incurred since September 30, 1996 in the ordinary course of business,
(iv) that would not, in the aggregate, have a material adverse effect on the assets, properties, business, results of operations or financial condition of Genzyme and its Subsidiaries taken as a whole (the "Business of Genzyme") or
(v) set forth in Section 3.6 of the Genzyme Disclosure Schedule.

     3.7 No Material Adverse Change. Since December 31, 1995, except as set forth in the Genzyme 10-K or the Genzyme 10-Q, there has not been any material adverse change in the Business of Genzyme or in the assets and research programs of Genzyme to be initially allocated to the Molecular Oncology Division pursuant to Section 4.15 hereof, excluding the assets and research programs of PharmaGenics (the "Genzyme GMO Business").

     3.8 No Breach. Except for (a) the filing of the Proxy Statement with the SEC pursuant to the Exchange Act, (b) the registration of the GMO Stock under the Securities Act of 1933, as amended (the "Securities Act"), (c) filings with various blue sky authorities, (d) the filing of the Certificate of Merger with the Secretary of State of Delaware and (e) the filing of the Articles of Merger and the Series Designation, if appropriate, with the Secretary of the Commonwealth of Massachusetts, the execution, delivery and performance of this Agreement by Genzyme and the consummation by Genzyme of the transactions contemplated hereby will not (i) violate any provision of the charter or by-laws of Genzyme; (ii) violate or result in a breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which Genzyme is party or by which any of its assets or properties is bound or subject; (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or requirement of any court, arbitrator or governmental or regulatory body applicable to Genzyme or by which any of its assets or properties is bound; (iv) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body; or (v) result in the creation of any lien or other encumbrance on the assets or properties of Genzyme, excluding from the foregoing clauses (ii), (iii), (iv) and (v) any exceptions to the foregoing that, in the aggregate, would not have a material adverse effect on the Business of Genzyme, the Genzyme GMO Business or the ability of Genzyme to consummate the transactions contemplated hereby.

     3.9 Actions and Proceedings. There are no actions, suits, investigations or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of Genzyme, threatened against Genzyme or any Subsidiary of Genzyme that individually or in the aggregate would have a material adverse effect upon the transactions contemplated hereby, the Business of Genzyme or the Genzyme GMO Business. To the best knowledge of Genzyme, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate would have a material adverse effect upon the transactions contemplated hereby, the Business of Genzyme or the Genzyme GMO Business.

     3.10 Compliance with Laws.

     (a) Genzyme has all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body material to the present conduct and ownership of the Genzyme GMO Business (collectively, the "GMO Permits"); such GMO Permits are in full force and effect; and no proceeding is pending or, to the best knowledge of Genzyme, threatened to revoke or limit any such GMO Permit.

     (b) The Business of Genzyme is not being conducted in violation of any applicable law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, except for violations that would not, in the aggregate, have a material adverse effect on the Genzyme GMO Business. During the last three years, Genzyme has not received notice of, and there has not been any citation, fine or penalty imposed against the Genzyme GMO Business for, any such violation or alleged violation. To the best knowledge of Genzyme, Genzyme has not received any such notice of violation more than three years ago which has not been resolved.

     3.11 Intellectual Property.

     (a) Genzyme and its Subsidiaries own, or are licensed to use, or otherwise have the right to use all patents, trademarks, servicemarks, trade names, trade secrets, franchises, and copyrights, and all applications for any of the foregoing, and all technology, know-how and processes to the extent material to the Genzyme GMO Business as now conducted (collectively, the "GMO Proprietary Rights"). Genzyme has previously delivered to PharmaGenics a certified list of all such patents and registered copyrights and trademarks, and all applications therefor (the "Genzyme Registered Rights"). All of the Genzyme Registered Rights owned by Genzyme or its Subsidiaries, and to the best knowledge of Genzyme, all Genzyme Registered Rights licensed to Genzyme or its Subsidiaries, have been registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and in each such other jurisdiction.

     (b) To the best knowledge of Genzyme, the Genzyme GMO Business as currently conducted does not infringe upon the proprietary rights of others, nor has Genzyme or its Subsidiaries received any notice or claim from any third party of such infringement by Genzyme or any of its Subsidiaries. Genzyme is not aware of any infringement by any material unlicensed third party on, or any issued competing claim of right to use or own any of, the GMO Proprietary Rights. To the best knowledge of Genzyme, none of the activities of the employees of Genzyme and its Subsidiaries on behalf of Genzyme and its Subsidiaries violates any agreements or arrangements that any such employees have with former employers in a way which is materially adverse to the Genzyme GMO Business. Any exceptions to the representations in this Section 3.11 are set forth on the certified list of Genzyme Registered Rights previously delivered.

     3.12 Contracts and Other Agreements. All contracts and agreements of Genzyme that are material to the conduct of the Genzyme GMO Business are set forth on the Genzyme Disclosure Schedule and are valid, subsisting, in full force and effect, binding upon Genzyme, and to the best knowledge of Genzyme, binding upon the other parties thereto in accordance with their terms and Genzyme is not in default under any of them, nor, to the best knowledge of Genzyme, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by Genzyme or, to the best knowledge of Genzyme, by any other party thereunder, or that would give rise to a termination right on the part of any party thereto, except in each case, such defaults and conditions as would not, individually or in the aggregate, have a material adverse effect on the Genzyme GMO Business.

     3.13 Authorization of Credit Facility. Genzyme has the corporate power and authority to enter into the Credit Facility (as defined in Section 4.17), to fully perform its obligations under the Credit Facility, with or without stockholder approval of this Agreement. The Credit Facility has been duly authorized by all necessary corporate action on the part of Genzyme and constitutes a valid and binding obligation of Genzyme, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

     3.14 Disclosure. The representations, warranties and statements made by Genzyme in this Agreement and in the other documents and certificates delivered in connection herewith do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

                     SECTION 4 - COVENANTS AND AGREEMENTS

     4.1 Conduct of Business. Except with the prior written consent of Genzyme which will not be unreasonably withheld or delayed, and except as otherwise contemplated by this Agreement, during the period from the date hereof to the Effective Time, PharmaGenics shall observe the following covenants:

     (a)  Affirmative Covenants Pending Closing.  PharmaGenics will:

          (i) Preservation of Personnel. Subject to compliance by PharmaGenics with Section 4.1(b)(iii) of this Agreement, use commercially reasonable efforts to preserve intact its business organization and keep available the services of its present employees, it being understood that PharmaGenics's termination of employees with poor performance ratings or employees whom Genzyme has indicated that it does not wish to employ after the Merger shall not constitute a violation of this covenant;

          (ii) Insurance. Use commercially reasonable efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

          (iii) Preservation of the Business; Maintenance of Properties. Use commercially reasonable efforts to preserve its business, keep its properties intact, preserve its goodwill and maintain all physical properties in good operating condition;

          (iv) Intellectual Property Rights. Use commercially reasonable efforts to preserve and protect the Proprietary Rights;

          (v) Stock Options. Take appropriate action (which shall not include the making of any cash payment) to effect the termination of all outstanding employee stock options that are not exercised prior to the Effective Time, it being understood that any action taken by PharmaGenics to accelerate the vesting schedule of any such stock options shall not constitute a violation of this covenant;

          (vi) Ordinary Course of Business. Operate its business solely in the ordinary course.

          (vii) Diagnostics Collaboration with Hoffmann-La Roche Inc. Use commercially reasonable efforts to enter into an agreement with Hoffmann-La Roche Inc. on terms reasonably acceptable to Genzyme.

     (b)  Negative Covenants Pending Closing.  PharmaGenics will not:

          (i) Disposition of Assets. Sell or transfer, or mortgage, pledge or create or suffer to exist any lien on, any of its assets other than sales or transfers in the ordinary course of business or liens disclosed hereunder and liens permitted under Section 2.14;

          (ii) Liabilities. Except as set forth on Section 4.1(b) of the PharmaGenics Disclosure Schedule, (A) Incur any obligation or liability other than in the ordinary course of its business, (B) incur any indebtedness for borrowed money other than to Genzyme or (C) enter into any contracts or commitments other than purchase orders and commitments for inventory, materials and supplies in the ordinary course of business and consistent with past practice;

          (iii) Compensation. Except as may be required by applicable law, (A) change the compensation or fringe benefits of any officer, director, employee or agent, except for ordinary merit increases for employees other than officers based on periodic reviews in accordance with past practices and increases required pursuant to agreements set forth in Section 4.1(b) of the PharmaGenics Disclosure Schedule or (B) enter into or modify any plan or any employment, severance or other agreement with any officer, director, consultant or employee.

          (iv) Capital Stock. Except as set forth on Section 4.1(b) of the PharmaGenics Disclosure Schedule, make any change in the number of shares of its capital stock authorized, issued or outstanding or grant any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, or declare or pay any dividend or other distribution with respect to any shares of its capital stock, or sell or transfer any shares of its capital stock, except upon the exercise of options or warrants outstanding on the date hereof and disclosed on the PharmaGenics Disclosure Schedule;

          (v) Charter and By-Laws. Amend the certificate of incorporation or amend the by-laws of PharmaGenics;

          (vi) Acquisitions. Except as set forth on Section 4.1(b) of the PharmaGenics Disclosure Schedule, make any material acquisition of property other than in the ordinary course of PharmaGenics's business; or

          (vii) Material Agreements. Enter into or modify any material contract, including any license, technology development or technology transfer agreement with any other person or entity, other than as contemplated by clause (vii) of Section 4.1(a) and the agreements referenced in Sections 6.9 and 6.10.

     4.2 Corporate Examinations and Investigations. Prior to the Effective Time, Genzyme and PharmaGenics shall each be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of PharmaGenics and Genzyme, as is reasonably necessary or appropriate in connection with its investigation of the other with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of either party's business and each party shall cooperate fully therein. No investigation by Genzyme or PharmaGenics shall diminish or obviate any of the representations, warranties, covenants or agreements of the other contained in this Agreement.
 In order that each party may have full opportunity to make such investigation, Genzyme and PharmaGenics shall each furnish the representatives of the other with all such information and copies of such documents concerning its affairs as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.

     4.3 Expenses. Whether or not the Merger is consummated, PharmaGenics and Genzyme shall each bear their own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby. PharmaGenics hereby agrees that such expenses paid or incurred by it, whether before or after the Closing, including brokerage, investment banking, accounting and legal fees, will not exceed $1,000,000 in the aggregate, including not more than $500,000 in fees payable to PaineWebber.

     4.4 Authorization from Others. Prior to the Closing Date, the parties shall use commercially reasonable efforts to obtain all authorizations, consents and permits of others required to permit the consummation of the transactions contemplated by this Agreement.

     4.5 Consummation of Agreement. Each party shall use commercially reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement, including without limitation taking no action which would preclude delivery of the opinions referred to in Sections 6.5 and 7.3, and to ensure that to the extent within its control or capable of influence by it, no breach of any of its respective representations, warranties and agreements hereunder occurs or exists on or prior to the Effective Time, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion. In connection with the foregoing, each of PharmaGenics and Genzyme shall provide, and PharmaGenics shall use commercially reasonable efforts to cause its stockholders to provide, to counsel to PharmaGenics and counsel to Genzyme a letter setting forth facts, assumptions and representations on which such counsel may rely in rendering their respective opinions referred to in Sections 6.5 and 7.3.

     4.6 Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

     4.7 Proxy Statement; Registration Statement. The parties shall cooperate in the preparation and filing with the SEC as soon as practicable of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the GMO Stock to be issued in the Merger, and will use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and promptly thereafter will mail the Proxy Statement (as defined below) and the prospectus included in the Registration Statement to the stockholders of PharmaGenics and Genzyme. The prospectus in the Registration Statement will also constitute a proxy statement (the "Proxy Statement") of Genzyme and PharmaGenics for their respective stockholder meetings referred to in Section
4.8. Prior to the Effective Time, Genzyme shall use commercially reasonable efforts to qualify the shares of GMO Stock to be issued in the Merger under the securities or "blue sky" laws of every state of the United States, except any such state with respect to which counsel for Genzyme has determined that such qualification is not required under the securities or "blue sky" laws of such state and except that in no event shall Genzyme be obligated to qualify as a foreign corporation or to execute a general consent to service of process in any state in which it has not previously so qualified or has not previously so consented.

     4.8  Stockholder Meetings.

     (a) PharmaGenics Stockholder Meeting. PharmaGenics, acting through its Board of Directors, shall, in accordance with applicable law and its certificate of incorporation and by-laws:

          (i) duly hold a meeting of its stockholders as soon as practicable after the effective date of the Registration Statement for the purpose of considering and acting on this Agreement;

          (ii) include in the Proxy Statement the recommendation of its Board of Directors that stockholders of PharmaGenics vote in favor of the adoption of this Agreement; and

          (iii) use commercially reasonable efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Genzyme, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, (B) to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the effective date of the Registration Statement and (C) to obtain the necessary approvals by its stockholders of this Agreement.

     Notwithstanding the foregoing, in the event of a proposed Acquisition Transaction (as defined in Section 4.14), nothing contained in this Section 4.8(a) shall require the Board of Directors of PharmaGenics to take any action or refrain from taking any action with respect to such Acquisition Transaction that the Board of Directors determines in good faith on the written advice of outside counsel would cause it to breach its fiduciary obligations under applicable law.

     (b) Genzyme Stockholder Meeting. Genzyme, acting through its Board of Directors, shall, in accordance with applicable law and its articles of organization and by-laws:

          (i) duly hold a meeting of its stockholders as soon as practicable after the effective date of the Registration Statement for the purpose of considering and acting on this Agreement;

          (ii) include in the Proxy Statement the recommendation of its Board of Directors that stockholders of Genzyme vote in favor of the approval of this Agreement; and

          (iii) use commercially reasonable efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with PharmaGenics, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, (B) to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the effective date of the Registration Statement and (C) to obtain the necessary approvals by its stockholders of this Agreement.

     4.9 PharmaGenics Compliance with Exchange Act and Securities Act. PharmaGenics covenants and agrees that the information relating to PharmaGenics in (a) the Proxy Statement at the time the Proxy Statement is mailed and at the time of the meeting of Genzyme's stockholders to vote on this Agreement and (b) the Registration Statement at the time the Registration Statement becomes effective and at the time of the meeting of Genzyme's stockholders to vote on this Agreement, including in each case as then amended or supplemented, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject, if required, to a reasonable period of time for the parties hereto to take such action as may be necessary to amend or supplement the Proxy Statement or Registration Statement). All filings made by PharmaGenics after the date hereof pursuant to the Exchange Act will be made in a timely fashion, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.10 Genzyme Compliance with Exchange Act and Securities Act. Genzyme covenants and agrees that the information relating to Genzyme in (a) the Proxy Statement at the time the Proxy Statement is mailed and at the time of the meeting of PharmaGenics's stockholders to vote on this Agreement and (b) the Registration Statement, at the time the Registration Statement becomes effective and at the time of the meeting of PharmaGenics's stockholders to vote on this Agreement, including in each case as then amended or supplemented, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject, if required, to a reasonable period of time for the parties hereto to take such action as may be necessary to amend or supplement the Proxy Statement or Registration Statement). All filings made by Genzyme after the date hereof pursuant to the Exchange Act will be made in a timely fashion, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.11 Public Announcements and Confidentiality. Any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of Genzyme and PharmaGenics, which approval shall not be unreasonably withheld, provided that a party shall not be prevented from making such disclosure as it shall be advised by counsel is required by law. Each party agrees to provide reasonable notice to the other party of any such required disclosure and to limit such disclosure to what is required by law. Each party shall also keep confidential and shall not use in any manner any information or documents obtained from the other party or its representatives concerning such other party's assets, properties, business and operations, unless readily ascertainable from public information, already known or subsequently developed independently, received from a third party not under an obligation to keep such information confidential or otherwise required by law. If this Agreement terminates, all copies of any documents obtained by a party or its representatives from the other party or its representatives will be returned, except that one copy thereof may be retained by counsel to the party returning such documents in order to evidence compliance hereunder.
The obligations set forth in the previous two sentences of this Section 4.11 shall survive termination of this Agreement.

     4.12 Affiliate Letters. Prior to the Closing Date, PharmaGenics shall identify to Genzyme all persons who at the time of the meeting of PharmaGenics's stockholders for the purpose of voting on this Agreement PharmaGenics believes may be deemed to be "affiliates" of PharmaGenics within the meaning of Rule 145 under the Securities Act. PharmaGenics shall provide Genzyme with such information as Genzyme shall reasonably request for purposes of making its own determination of persons who may be deemed to be affiliates of PharmaGenics. PharmaGenics shall use commercially reasonable efforts to cause to be delivered to Genzyme prior to the Closing Date, to the extent not provided concurrently with the execution of this Agreement, a letter from each of such affiliates identified by PharmaGenics or Genzyme in substantially the form attached hereto as Exhibit C (the "Affiliate Letters").

     4.13 Stockholder Agreements. Concurrently with the execution of this Agreement, each executive officer and director of PharmaGenics and the beneficial owners of five percent (5%) or more of the PharmaGenics Common Stock (on an as converted basis) and each of HealthCare Ventures II, L.P., HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., Hudson Trust, Everest Trust and PaineWebber R&D Partners III, L.P., will have executed and delivered to Genzyme an agreement substantially in the form attached hereto as Exhibit D (the "Stockholder Agreements"), which may be combined with an Affiliate Letter if applicable.

     4.14 No Solicitation. PharmaGenics will not, and will not permit any of its directors, officers, employees, agents or other representatives to, (i) solicit or initiate discussions with any person, other than Genzyme, relating to the possible acquisition of PharmaGenics or all or a material portion of the assets or any of the capital stock of PharmaGenics or any merger or other business combination involving PharmaGenics (an "Acquisition Transaction") or
(ii) except to the extent required by fiduciary obligations under applicable law as advised in writing by outside legal counsel, participate in any negotiations regarding, or furnish to any other person information with respect to, any effort or attempt by any other person to do or to seek any Acquisition Transaction (any such activities permitted by the exception described in this clause (ii) being referred to herein as "Permissible Negotiations"). PharmaGenics agrees to inform Genzyme orally and in writing and in reasonable detail (including without limitation the applicable terms and conditions and identity of the other person) within one business day of its receipt of any offer, proposal or inquiry relating to any Acquisition Transaction and any modification thereof or any proposed agreement, to promptly furnish to Genzyme copies of any material written communications or documents received with respect to the foregoing and to promptly inform Genzyme orally and in writing of the nature and status of any discussions or negotiations regarding the foregoing.

     4.15 Molecular Oncology Division. As of the Effective Time, Genzyme will establish the "Molecular Oncology Division" within Genzyme. The assets and liabilities initially allocated to the Molecular Oncology Division are described in Exhibit E hereto. The Board of Directors of Genzyme will adopt policies to govern the management of the Molecular Oncology Division and its relationship to the other divisions of Genzyme subsequent to the Effective Date, including provisions providing for the class vote of holders of GMO Stock as therein described, substantially as set forth in Exhibit F hereto. Such policies shall be set forth or described in the prospectus included in the Registration Statement.

     4.16 Designated Shares. The initial number of GMO Designated Shares shall be 6,000,000.

     4.17 Stand-by Credit Facility. Until the earlier of the Closing or the termination of this Agreement, Genzyme will make available to PharmaGenics a stand-by credit facility (as described below, the "Credit Facility") to fund its documented operating costs. Monthly draws against the Credit Facility may be made once each month starting in December 1996 up to a maximum amount in each month as set forth below:

                         Month          Maximum Draw
                         -----          ------------

                       December 1996       $250,000

                       January 1997        $750,000

                       February 1997       $650,000

                       March 1997          $450,000

                       April 1997          $550,000

                       May 1997            $550,000

     Amounts not drawn by PharmaGenics in a designated month shall be available to cover documented operating expenses in any later month (subject to the limitations described below), provided, however, that in the event that such draws involve individual expenditures in excess of $25,000, such expenditures shall require Genzyme's consent. The maximum amount of monthly draws shall be reduced by 60% of gross revenues received by PharmaGenics in the prior month. If PharmaGenics's gross revenues in any month beginning with November 1996 exceed the product of 1.6667 times the maximum draw for the succeeding month, the amount of such excess shall be applied first against the maximum amount drawable in the succeeding month, any remaining excess shall then be applied against amounts drawable that may be carried forward from previous months and then any remaining excess shall be carried forward and shall reduce the maximum amount drawable in subsequent months. Monthly draws shall be made on the third business day after written notice from PharmaGenics to Genzyme, which notice shall specify the amount requested to be drawn and shall include a certification by PharmaGenics as to its gross revenues received in the prior month and documentation (including a cash balance and statement of accounts payable) of its operating costs reasonably satisfactory to Genzyme. In addition to the foregoing, PharmaGenics will provide Genzyme no later than the end of the following month an unaudited balance sheet as of the end of such month, an unaudited statement of operations for the month then ended and an unaudited statement of cash flows for the month then ended. An additional draw of $250,000 may be made under the Credit Facility if the SAGE patent licensed under the SAGE license referred to in Section 6.9 issues while the Credit Facility is in effect; provided that such draw shall be utilized by PharmaGenics to satisfy its obligations to Johns Hopkins University ("JHU"). PharmaGenics shall provide prompt written notice to Genzyme of the issuance of such patent, including a copy of the notice of issuance received from the U.S. Patent and Trademark Office. Amounts advanced under the Credit Facility shall be evidenced by a promissory note substantially in the form of Exhibit G attached hereto (the "Promissory Note").

              SECTION 5 - CONDITIONS PRECEDENT TO THE OBLIGATIONS
                    OF EACH PARTY TO CONSUMMATE THE MERGER

     The respective obligations of each party to consummate the Merger shall be subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

     5.1 Approvals. This Agreement shall have been approved by the affirmative vote of the holders of (i) a majority of the outstanding shares of PharmaGenics Common Stock, PharmaGenics Series A Stock, PharmaGenics Series B Stock and PharmaGenics Series C Stock voting as a single class, (ii) a majority of the outstanding shares of PharmaGenics Common Stock, PharmaGenics Series A Stock and PharmaGenics Series B Stock voting as a single class and (iii) a majority in interest of the outstanding shares of GGD Stock and GTR Stock voting together as a single class; and all consents and approvals referred to in Sections 2.9 and 3.8 of this Agreement or in the corresponding sections of each party's Disclosure Schedule, shall have been obtained; provided, however, that if Genzyme waives the obtaining of any consent set forth in Section 2.9 of the PharmaGenics Disclosure Schedule, such consent shall not be a condition to PharmaGenics's obligation to consummate the Merger.

     5.2 Registration Statement. The Registration Statement shall have been declared effective and shall remain effective and shall not be subject to a stop order at the Effective Time.

     5.3 Absence of Order. No restraining order or injunction of any court or order of any governmental authority of competent jurisdiction which prohibits consummation of the Merger shall be in effect.

              SECTION 6 - CONDITIONS PRECEDENT TO THE OBLIGATION OF
                         GENZYME TO CONSUMMATE THE MERGER

     The obligation of Genzyme to consummate the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions:

     6.1 Representations, Warranties and Covenants. Except as contemplated or permitted by this Agreement, the representations and warranties of PharmaGenics contained in this Agreement, individually and in the aggregate, shall be true and correct at and as of the Effective Time with the same force and effect as though made on and as of the Effective Time; there shall not have been any material adverse change in the Business of PharmaGenics since the date hereof; and PharmaGenics shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time. PharmaGenics shall have delivered to Genzyme a certificate, dated the Closing Date, to the foregoing effect.

     6.2 Affiliate Letters. Genzyme shall have received the Affiliate Letters referred to in Section 4.12.

     6.3 Stockholder Agreements. Genzyme shall have received the Stockholder Agreements referred to in Section 4.13.

     6.4 Opinions of Counsel to PharmaGenics. Genzyme shall have received an opinion of Ballard Spahr Andrews & Ingersoll, counsel to PharmaGenics, dated the Closing Date substantially in the form attached as Exhibit H.

     6.5 Tax Matters. Genzyme shall have received an opinion of Palmer & Dodge LLP substantially to the effect that: on the basis of facts and representations set forth therein or set forth in writing elsewhere and referred to therein, under the provisions of the Code, for federal income tax purposes, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by and there shall be no corporate income tax liability to Genzyme or PharmaGenics by reason of the Merger.

     6.6 Dissenting Shares. The Dissenting Shares shall not exceed two percent (2%) of the shares of PharmaGenics Common Stock outstanding on the Closing Date, assuming conversion of all shares of PharmaGenics Preferred Stock. The number of shares of GGD Stock and GTR Stock held by stockholders who properly exercise appraisal rights under the MBCL with respect thereto shall not have an aggregate market value in excess of $28,000,000.

     6.7 Certificate of Merger. PharmaGenics shall have executed and delivered the Articles of Merger and the Certificate of Merger referred to in
Section 1.2.

     6.8 Comfort Letter. Genzyme shall have received "comfort letters", dated as of a date not more than two days prior to the date the Registration Statement is declared effective and as of a date not more than two days prior to the Closing Date, from Arthur Andersen LLP, independent public accountants for PharmaGenics, in the form, scope and content contemplated by Statement of Auditing Standards No. 72 issued by the American Institute of Certified Public Accountants, Inc. relating to the financial statements and other financial data with respect to PharmaGenics included or incorporated by reference in the Proxy Statement and Registration Statement and such other matters as may be reasonably requested by Genzyme.

     6.9 SAGE License. The SAGE (Serial Analysis of Gene Expression) license from JHU to PharmaGenics shall have been amended to delete the requirement of a $5,000,000 payment to JHU upon consummation of the Merger in the form attached as exhibit 6.9 to the PharmaGenics Disclosure Schedule.

     6.10 Unsigned Agreements. All unsigned agreements between PharmaGenics and JHU listed in Section 6.10 of the PharmaGenics Disclosure Schedule shall have been signed in forms reasonably satisfactory to Genzyme and PharmaGenics.

     6.11 Amendment of PaineWebber Engagement Letter. The engagement letter between PharmaGenics and PaineWebber dated as of August 15, 1996 shall have been amended to provide that PaineWebber's fees with respect to the "Opinion" and the "sale transaction" (both as therein defined) shall be an aggregate of $500,000, payable in cash no earlier than December 15, 1997.

     6.12 Exercise of Stock Purchase Option and Transfer of Technology. PaineWebber R&D Partners III, L.P. (the "Partnership") shall have exercised its option pursuant to Article III of the Stock Purchase Agreement dated March 15, 1995 by and among PharmaGenics and the Partnership (the "Stock Purchase Agreement") to exchange all of its rights in and to the Fund Technology, Background Technology, Targets and related Products and Abandoned Targets and related Products (all as defined in the Stock Purchase Agreement, collectively referred to herein as the "Technology") for shares of PharmaGenics Preferred Stock or PharmaGenics shall have otherwise satisfied or been released from its obligations under the Stock Purchase Agreement and the transfer of the Technology shall have been completed.

     6.13 Delivery of Cancelled Warrants. The Partnership shall have delivered cancelled warrant certificates numbered C-1 (for 1,000,000 shares of PharmaGenics Common Stock) and P-1 (for 666,667 shares of PharmaGenics Common Stock) each dated April 1, 1994.

     6.14 Commitment Letter. PaineWebber shall have delivered to PharmaGenics and Genzyme a commitment letter stating that it will use its best efforts to raise not less than $20 million for the Molecular Oncology Division in a private placement to be commenced within forty-five (45) days after the Effective Time upon terms mutually agreeable to Genzyme and PaineWebber.

     6.15 Legal Proceedings. No holder of PharmaGenics Stock shall have commenced or threatened (in writing) to commence any action, suit, or legal, administrative or arbitration proceeding against either PharmaGenics or Genzyme, challenging or seeking to enjoin the Merger or seeking damages in connection with PharmaGenics's entering into this Agreement. In the event that Genzyme waives compliance with this condition and the Merger is consummated, the provisions of Section 1.13 shall apply.

     6.16 Certificates. PharmaGenics shall have furnished Genzyme with such certificates of public officials and of PharmaGenics officers as may be reasonably requested by Genzyme.

                SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION OF
                        PHARMAGENICS TO CONSUMMATE THE MERGER

     The obligation of PharmaGenics to consummate the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions:

     7.1 Representations, Warranties and Covenants. Except as contemplated or permitted by this Agreement, the representations and warranties of Genzyme contained in this Agreement, individually and in the aggregate, shall be true and correct at and as of the Effective Time with the same force and effect as though made on and as of the Effective

Time; Genzyme shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Genzyme shall have delivered to PharmaGenics a certificate, dated the Effective Time, to the foregoing effect.

     7.2 Opinion of Counsel to Genzyme. PharmaGenics shall have received the opinion of Palmer & Dodge LLP, counsel to Genzyme, dated the Closing Date and in substantially the form attached as Exhibit I.

     7.3 Tax Opinion. PharmaGenics shall have received an opinion of Ballard Spahr Andrews & Ingersoll substantially to the effect that: on the basis of facts and representations set forth therein or set forth in writing elsewhere and referred to therein, which representations are reasonably consistent with the facts existing at the Effective Time, for federal income tax purposes, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by PharmaGenics's stockholders upon the exchange of their shares of PharmaGenics Preferred Stock solely for shares of GMO Stock (it being understood that such opinion will not extend to cash received in lieu of fractional share interests), and (iii) no gain or loss will be recognized by PharmaGenics by reason of the Merger.

     7.4 Merger Documents. Genzyme shall have executed and delivered the Articles of Merger and the Certificate of Merger referred to in Section 1.2.

     7.5 Certificates. Genzyme shall have furnished PharmaGenics with such certificates of public officials and of Genzyme officers as may be reasonably requested by PharmaGenics.

                SECTION 8 - TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by Genzyme's or PharmaGenics's stockholders, as follows:

     (a) by either PharmaGenics or Genzyme, by written notice to the other, if the Effective Time shall not have occurred on or before May 31, 1997; provided, however, that the right to terminate this Agreement under this
Section 8.1(a) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date.

     (b) by PharmaGenics, by written notice to Genzyme, if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties contained in this Agreement on the part of Genzyme, which breach is either not cured within twenty (20) days following written notice to Genzyme or by its nature cannot be cured prior to the Closing; provided, however, that PharmaGenics shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) because of the breach of any representation or warranty unless such breach, together with all such other breaches, would entitle PharmaGenics not to consummate the transactions contemplated hereby under Section 7.1;

     (c) by Genzyme, by written notice to PharmaGenics, if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties contained in this Agreement on the part of PharmaGenics, which breach is either not cured within twenty (20) days following written notice to PharmaGenics or by its nature cannot be cured prior to the Closing; provided, however, that Genzyme shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) because of the breach of any representation or warranty unless such breach, together with all such other breaches, would entitle Genzyme not to consummate the transactions contemplated hereby under Section 6.1;

     (d) by either Genzyme or PharmaGenics, by written notice to the other, if any court or governmental entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or other action shall have become final and nonappealable;

     (e) by either Genzyme or PharmaGenics, by written notice to the other, if the required approval of the stockholders of either Genzyme or PharmaGenics of this Agreement shall not have been obtained within seventy-five (75) days after the Registration Statement has been declared effective by the SEC;

     (f) by Genzyme, by written notice to PharmaGenics, if PharmaGenics's Board of Directors (i) for any reason fails to call and hold a meeting of stockholders for the purpose of voting on, or otherwise fails to seek stockholder approval of, this Agreement as provided in Section 4.8(a) or to include in the Proxy Statement its recommendation that PharmaGenics's stockholders vote to approve or consent to this Agreement, (ii) withdraws or modifies in a manner adverse to Genzyme its approval of or its recommendation that stockholders vote to approve or consent to this Agreement or (iii) adopts resolutions approving or otherwise authorizes or recommends an Acquisition Transaction;

     (g) by PharmaGenics, prior to approval of the Merger by its stockholders, if PharmaGenics's Board of Directors shall, as a result of a possible Acquisition Transaction that does not involve a breach of PharmaGenics's covenant under Section 4.14, determines in good faith that the fiduciary obligations of such Board under applicable law require that such Acquisition Transaction be accepted; provided, however, that PharmaGenics may not effect such termination pursuant to this Section 8.1(g) unless and until:

          (i) PharmaGenics gives Genzyme at least seven (7) days' prior written notice of its intention to effect such termination pursuant to this Section 8.1(g);

          (ii) during such period, PharmaGenics shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Genzyme to make adjustments in the terms and conditions of this Agreement as would enable Genzyme to proceed with the transactions contemplated herein; and

          (iii) PharmaGenics's Board of Directors shall have been advised in writing by outside counsel that, notwithstanding a binding commitment to consummate this Agreement entered into in proper exercise of their fiduciary obligations, such fiduciary obligations would also require such Board to reconsider and terminate such commitment as a result of such Acquisition Transaction; or

     (h)  At any time with the written consent of Genzyme and PharmaGenics.

     8.2 Effect of Termination. If this Agreement is terminated as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without liability on the part of Genzyme, PharmaGenics and their respective directors, officers or stockholders, except that (i) the provisions of this Section 8.2, Section 4.3 relating to expenses, Section
4.11 relating to publicity and confidentiality, and Section 8.3 to the extent provided therein, shall survive; and (ii) no such termination shall relieve any party from liability by reason of any willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.

     8.3 Termination Fee. In the event of a termination of this Agreement by Genzyme other than pursuant to Section 8.1(c) or (f) and other than pursuant to Section 8.1(e) as a result of a failure to obtain the requisite approval of the PharmaGenics stockholders of this Agreement, Genzyme will loan PharmaGenics up to $1,500,000 (the "Termination Payment"), payable in three equal monthly advances, the first such monthly advance to be made within 10 days of termination. In the event that a draw has already been made that month under the Credit Facility, the first advance shall be reduced by the amount of funds from such draw still available to PharmaGenics on the date of termination as evidenced by the balance on deposit in PharmaGenics's bank account at First Union as of such date, which evidence shall be dispositive in the absence of manifest error or demonstrated fraud. The second and third advances of the Termination Payment will be made 30 and 60 days, respectively, after the first advance. The Termination Payment shall be reduced by 60% of the cumulative gross revenues received by PharmaGenics beginning with the month prior to the first advance and by the amount of any revenues carried forward pursuant to the fourth sentence of Section 4.17 and not previously utilized to reduce a draw under the Credit Facility. No advance of a Termination Payment will be made absent a certification from PharmaGenics as to the proper offset to be made for its gross revenues. The Termination Payment will be increased by $250,000 if the SAGE patent issues within three months following a termination which requires a Termination Payment under this Section 8.3. The Termination Payment shall be evidenced by the Promissory Note.

     8.4 Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto; provided, however, that after adoption of this Agreement by the stockholders of Genzyme or PharmaGenics and prior to the Effective Time, (a) without the further approval of the stockholders of PharmaGenics no amendment may be made that alters or changes the amount or kind of consideration to be received as provided in Section 1.8 and (b) without the further approval of the stockholders of Genzyme or PharmaGenics, as applicable, no amendment may be made that alters or changes any of the terms and conditions of this Agreement if such alteration or change would materially adversely affect the stockholders of Genzyme or PharmaGenics.

     8.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

                          SECTION 9 - MISCELLANEOUS

     9.1 No Survival. None of the representations, warranties, covenants and agreements of any party in this Agreement or in any certificate delivered by any party pursuant hereto shall survive the Merger, except the provisions of Sections 1, 4.15 and paragraph 7 of Exhibit F.

     9.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier which provides evidence of delivery, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

     (i)  If to Genzyme, to:

          Genzyme Corporation
          One Kendall Square
          Cambridge, Massachusetts  02139
          Attention:  Chief Legal Counsel
          Tel: (617) 252-7882
          FAX: (617) 252-7553

     with a copy to:

          Palmer & Dodge LLP
          One Beacon Street
          Boston, Massachusetts  02108
          Attention:  Maureen P. Manning, Esq.
          Tel: (617) 573-0210
          FAX: (617) 227-4420

    (ii)  If to PharmaGenics, to:

          PharmaGenics, Inc.
          4 Pearl Court
          Allendale, New Jersey  07401
          Attention: President
          Tel: (201) 818-1000

          FAX: (201) 818-9044

     with a copy to:

          Ballard Spahr Andrews & Ingersoll
          1735 Market Street, 51st Floor
          Philadelphia, Pennsylvania  19103-7599
          Attention: Raymond Agran, Esq.
          Tel: (215) 864-8524
          FAX: (215) 864-8999

Any party may by notice given in accordance with this Section 9.2 designate another address or person for receipt of notices hereunder.

     9.3 Entire Agreement. This Agreement, including the exhibits, the PharmaGenics Disclosure Schedule, the Genzyme Disclosure Schedule and the other documents referred to herein contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, with respect thereto, including the letter agreement between the parties dated October 29, 1996.

     9.4 No Third Party Beneficiaries. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement, except that the provisions of Sections 1, 4.15 and 8.3 and paragraph 7 of Exhibit F shall be enforceable by, and shall inure to the benefit of, the persons entitled to the benefit thereof.

     9.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of law provisions, except to the extent that the laws of the State of Delaware apply to the Merger and the rights of PharmaGenics stockholders relative to the Merger.

     9.6 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable by either party without the prior written consent of the other.

     9.7 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

     9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first stated above.

                                  GENZYME CORPORATION


                                  By
                                    ----------------------------
                                    David J. McLachlan
                                    Executive Vice President, Finance


                                  By
                                    ----------------------------
                                    Evan M. Lebson
                                    Treasurer


                                  PHARMAGENICS, INC.


                                  By
                                    ----------------------------
                                    Michael I. Sherman
                                    President


                                  By
                                    ----------------------------
                                    A. Steven Franchak
                                    Treasurer